Exhibit 99.1

Deutsche Bank Media and Telecom Conference Michael Gallagher, President and CEO June 4, 2007

Wireless Backhaul: The Perfect Storm Carriers seek alternatives Carriers are under heavy cost pressure Cell site and T1 growth is staggering Wireless data is surging Over 16% of Verizon Wireless, AT&T and Sprint Nextel revenues now come from data 60% of Verizon Wireless Q4 data revenues were from Internet & email apps (heavier backhaul burden) Over 50% of AT&T Mobility and Verizon Wireless subscribers are data users Ericsson expects mobile traffic to increase tenfold over next 5 years 40,000 new sites expected in 2007-08 (a record 25,000 in 2008) 100,000 new sites projected from Sprint WiMax and T-Mobile, Leap and MetroPCS AWS buildouts/overlays 100 to 300% increase in T1s/site by 2010, or 12 to 20 T1s equivalents per site Approximately 15% - 20% of carrier opex is for backhaul; this number is expected to jump by 2010 ARPU to see minimal gains or remain flat; every additional dollar spent on backhaul comes out of operating profit 3G/4G business case in jeopardy if backhaul remains the way it is Carriers acknowledge the need for both fiber and microwave backhaul solutions A combination of the two is widely considered the next step in backhaul Sprint and T-Mobile are looking to avoid paying incumbents Verizon and AT&T are looking to avoid paying each other

Wireless Backhaul: 2008 & 2009 Continued expansion due to organic data growth Significant HSUPA rollouts 2,300 new cell sites/overlays expected in 2008 Plans to buildout AWS mobile broadband networks covering 24 million pops Analysts project a buildout of several thousand cell sites Major proceeds from IPO to fund large mobile broadband network rollout Analysts project a buildout of several thousand cell sites WiMax and CDMA Rev A simultaneous builds $1.5B to $2B to be spent on nationwide rollouts in 2008 20,000 new cell sites/overlays expected in 2008-2009 Continued expansion due to organic data growth Continued nationwide rollout of CDMA Rev A 2,300 new cell sites/overlays expected in 2008 $2.7 billion to be spent on nationwide mobile broadband rollout in 2008 7,500 new cell sites/overlays expected in 2008

Wireless Backhaul: The FiberTower Alternative Six of the top eight wireless carriers are FiberTower customers Verizon Wireless AT&T Mobility Sprint Nextel T-Mobile US MetroPCS Leap Wireless Top two tower companies are strategic partners Crown Castle is largest investor and is represented on our board American Tower Nationwide reach and scope with 24 and 39 GHz spectrum assets Carrier-class networks in 14 major markets

Customer Momentum More customers in more markets Average number of customers per market in Q1 2007 increased from 3.0 to 3.7 Three carriers committed to 9 or more markets; one committed to all 12 Newer carriers expected to impact these numbers favorably Significant momentum in government space Partnered with Verizon and Qwest in multi-billion dollar Networx contract Prime fixed wireless services provider for both carriers Redundancy and diversity mandated by federal government Wireless fiber extensions in government buildings not served by fiber Meaningful revenue not expected till 2H of 2008

Operational Momentum *Also referred to as cell sites throughout industry Billing Customer Location* Growth Billing T1 Growth Backlog as of YE 2006 – 1,596 customer locations* Backlog will be reported again in Q2 earnings 1,334 1,804 2,206 0 1,000 2,000 3,000 3Q06 4Q06 1Q07 5,156 6,869 8,323 0 5,000 10,000 3Q06 4Q06 1Q07

Remaining 2007 Objectives Field-Level profitability Majority of markets field EBITDA positive by year end Go deeper in our current markets Continued progress in the number of customers per market Continued progress in T1s per site Continued progress in billing sites as a percentage of deployed sites Reduce Capex & Opex Implement fiber strategy, reduce equipment costs, work with customers on innovative deployment methodologies